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                                                                   Exhibit 5.3

                                 June ___, 2000

Destron Fearing Coporation
490 Villaume Avenue
South St. Paul, Minnesota 55075

Re: Merger Pursuant to Agreement and Plan of Merger by and among Applied Digital Solutions, Inc., Digital Angel.Net Inc. and Destron Fearing Corporation

Gentlemen:

         This opinion is being delivered to you in connection with the Agreement and Plan of Merger dated as of April 24, 2000 (the "Agreement") by and among Applied Digital Solutions, Inc., a Missouri corporation ("ADS"), Digital Angel.Net Inc., a Delaware corporation and a wholly-owned subsidiary of ADS ("Merger Sub"), and Destron Fearing Corporation, a Delaware corporation (the "Company"). Pursuant to such Agreement, Merger Sub will merge with and into the Company (the "Merger"), and the Company will be the surviving corporation in the Merger. Capitalized terms not expressly defined herein have the meanings set forth in the Agreement. All section references herein, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

         In our capacity as counsel to the Company in the Merger, and for purposes of rendering this opinion, we have examined and relied upon the Agreement, certain letters delivered to Winthrop & Weinstine, P.A. by the Company, ADS, and certain stockholders of the Company containing certain representations of the Company, of ADS, and of such Company stockholders (the "Representation Letters"), that certain Registration Statement filed by ADS with the Securities and Exchange Commission on June 2, 2000, as amended, and such other documents as we considered relevant to our analysis. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, and the genuineness of signatures. We have assumed that all parties to the Agreement and to any other documents examined by us, and all signatories to the Representation Letters, have acted, and will act, in accordance with the terms of such Agreement or documents, that all required authorizations and approvals, including stockholder approvals, will be received prior to or at the Effective Time, and that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Agreement without the waiver or modification of any such terms and conditions. Furthermore, we have



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Destron Fearing Corporation
June ___, 2000
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assumed that all representations contained in the Agreement, the Representation
Letters, the Registration Statement, and other documents are true and complete in all material respects and will remain true and complete in all material respects from the date of this opinion through, and including, the Effective Time. We also have assumed that all representations made in any of the documents referred to herein "to the knowledge of," or similarly qualified, of any person or party are correct without such qualification. We also have assumed that, as to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan or intention, understanding, or agreement, there is in fact no such plan, intention, understanding, or agreement. We have not attempted to verify independently such representations.

         In addition, we have assumed that no consideration other than ADS Common Stock and cash in lieu of fractional shares will be transferred in exchange for Company Common Stock (disregarding cash paid to a Company stockholder, if any, who exercises dissenters' rights), that the Merger will be valid and effective in accordance with the General Corporation Law of the State of Delaware, and that each of the Company, ADS, and Merger Sub will complete, execute, file, and retain all information, statements, and records required with respect to the Merger by Section 368 and the Treasury regulations promulgated thereunder.

         The conclusions expressed herein represent our judgment as to the proper treatment of certain aspects of the Merger under the income tax laws of the United States based upon the Code, Treasury regulations promulgated under the Code, case law, and rulings and other pronouncements of the Internal Revenue Service (the "IRS") as in effect on the date of this opinion. No assurances can be given that such laws will not be amended or otherwise changed after the date of this opinion or that such changes will not affect the conclusions expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or the interpretation of the income tax laws of the United States.

         Our opinions represent our best judgment as to how a court would decide if presented with the issues addressed herein and are not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

         This opinion addresses only the specific United States federal income tax consequences of the Merger set forth below and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). We express no opinion regarding the tax consequences of the Merger to Company stockholders that are subject to special tax rules, and we express no opinion regarding the tax consequences of the Merger arising in connection with the ownership of options, warrants, or other rights to acquire Company stock.

         On the basis of, and subject to, the foregoing, and in reliance upon the representations and assumptions described above, we are of the opinion that:



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Destron Fearing Corporation
June ___, 2000

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         1. The Merger will constitute a reorganization within the meaning of
Section 368(a)(1)(A) and Section 368(a)(2)(E);

         2. No gain or loss will be recognized by ADS, Merger Sub, or the Company as a result of the Merger;

         3. No gain or loss will be recognized by a Company stockholder upon the exchange of Company Common Stock in the Merger solely for ADS Common Stock (except to the extent of cash received in lieu of receiving a fractional share of ADS Common Stock);

         4. A cash payment received by a Company stockholder in lieu of receipt of a fractional share of ADS Common Stock will be treated as having been received as a distribution in redemption of the fractional share, subject to the provisions of Section 302, as if ADS had issued the fractional share in the Merger and then redeemed it for cash;

         5. The aggregate tax basis of the ADS Common Stock to be received by a Company stockholder in the Merger will equal the stockholder's basis in the Company Common Stock surrendered in exchange therefor, reduced by any basis allocable to a fractional share of ADS Common Stock treated as sold or exchanged under Section 302;

         6. The holding period of the ADS Common Stock received by a Company stockholder in the Merger (including any fractional share of ADS Common Stock not actually received) will include the period during which the stockholder held the Company Common Stock surrendered in exchange therefor, provided that the stockholder held the Company Common Stock so surrendered as a capital asset at the Effective Time; and

         7. A Company stockholder who exercises dissenters' rights with respect to the stockholder's Company Common Stock and receives payment for such stock in cash generally will recognize gain or loss measured by the difference between the amount of cash received and the stockholder's basis in such shares if, as a result of such exercise, the stockholder owns no shares of ADS Common Stock (either actually or constructively within the meaning of Section 318).

         No opinion is expressed as to any federal income tax consequence of the Merger except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

         This opinion is delivered to you solely for the purpose of satisfying the requirements of Section 6.2(f) of the Agreement. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity, without our prior written consent.

         We hereby consent to the filing of this opinion as an exhibit to that certain Registration Statement filed by ADS with the Securities and Exchange Commission on June 2, 2000, as amended, and to the reference to our firm under the caption "Legal Matters."


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Destron Fearing Corporation
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Very truly yours,

WINTHROP & WEINSTINE, P.A.

By: /s/ Michele D. Vaillancourt
   --------------------------------
        Michele D. Vaillancourt

MDV:PWM:llh






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